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                                                                   EXHIBIT 10.31

EMPLOYMENT AND                                          UNITED STATES OF AMERICA
STOCK OWNERSHIP
AGREEMENT                                               STATE OF LOUISIANA

BY AND BETWEEN                                          PARISH OF ORLEANS

ENERGY PARTNERS, LTD.

AND

MAUREEN O'CONNOR SULLIVAN



         THIS EMPLOYMENT AND STOCK OWNERSHIP AGREEMENT (the "Agreement"), entered into in New Orleans, Louisiana on this 2nd day of October, 2000 by and between Maureen O'Connor Sullivan, an individual of the full age of majority domiciled in the Parish of Orleans, State of Louisiana (hereinafter called "Employee") and Energy Partners, Ltd., a corporation organized and existing under the laws of the State of Delaware (hereinafter called "Company"), represented herein by its duly authorized President, Richard A. Bachmann.

1.0      TERMS AND CONDITIONS OF EMPLOYMENT.

         1.1 Length of Employment. In consideration for the compensation set forth in Section 1.2, Employee shall be employed as Company's Vice President, General Counsel and Secretary for a period of three (3) years from the date of execution of this Agreement (the "Term"). Company may terminate Employee's employment at any time for "Cause". "Cause" as used herein shall consist of the following: (a) willful refusal to perform assigned functions; (b) insubordination; (c) embezzlement; (d) intoxication or drug abuse which interferes with job performance; (e) wrongful disclosure of confidential Company information; (f) conflict of interest which is undisclosed and not Board approved; (g) conviction of a felony; (h) engaging, directly or indirectly, in a business which is competitive to the business of Company, as an employee, officer, director, shareholder, partner, agent or independent contractor which is undisclosed and not Board approved; and (i) incompetence. Within thirty (30) days of execution of this Agreement, Employee shall prepare a written disclosure statement of all business relationships in which she may continue to be an employee, officer, director, shareholder, partner, agent or independent contractor. A Cause determination shall be in Company's sole discretion.

         1.2 Consideration. As compensation, Employee shall receive a minimum annual salary of $175,000 payable in accordance with the normal payroll practices of Company. Employee will receive annual salary reviews. Company will reimburse Employee for rea-
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                  sonable moving expenses in connection with Employee's
                  relocation to New Orleans. In addition, Employee will participate with other senior executives of Company in compensation and benefit plans in effect from time to time, including the 401(k) plan and bonus program, and health and dental benefits.

         1.3 Vacation Time. Employee shall be entitled to six (6) weeks of paid vacation per calendar year, which shall be taken at times mutually agreeable to Employee and Company; provided, however, that for calendar year 2000, Employee's vacation time shall be eight (8) days. The Company, in its discretion, may advance vacation days as requested by Employee. The vacation time must be used in each calendar year and will not be carried forward to succeeding years.

         1.4 Indemnity. Company shall indemnify and hold harmless Employee from and against any and all claims and liabilities to which Employee may be or become subject by reason of Employee now or hereafter being an employee, officer and/or director of the Company and/or by reason of Employee's alleged acts or omissions, whether or not Employee continues to be such employee, officer and/or director at the time when any such claim or liability is asserted, to the fullest extent permitted by Delaware law and Company's charter documents and by-laws as in effect from time to time, and shall reimburse Employee for all legal and other expenses reasonably incurred by Employee in connection therewith to the extent permitted.

         1.5 Non-Competition Agreement. Company and Employee acknowledge that Company is engaged in the business of owning, operating, producing and exploring for mineral interests, and other related activities. For a period of two (2) years following termination of employment (the last day on which Employee is actively engaged in employment on Company's behalf), Employee will not compete directly or indirectly with Company as to any existing contract to which Company is a party, and/or as to any business of Company evidenced by contracts, agreements, letters of intent, confidentiality agreements, or written proposals in existence on the date of termination of employment. The parties acknowledge that the remedy at law for any breach, whether jointly or severally, of this non-competition clause of this Agreement, all of which is deemed material, will be inadequate and the parties hereby agree that Company shall be entitled to injunctive relief by a court of competent jurisdiction enjoining and restraining her from the continuance of any such act which constitutes a breach hereof. In addition to injunctive relief, Company reserves the right to seek any damages to which it may be entitled as a consequence of Employee's breach of this Agreement.

2.0      SHARES.

         2.1 Receipt of Shares. Subject to the terms and conditions of this Agreement, Employee will receive on the date of the initial public offering of Company's common stock (the "IPO") a number of shares of restricted common stock of the Company determined by dividing $350,000 by the per share offering price in the IPO (rounding upward to the
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                  nearest whole share). Such shares will vest as follows: 10/35 on the second anniversary of the date of this Agreement and the remaining 25/35 on the third anniversary of the date of this Agreement.

         2.2 Receipt of Options. Subject to the terms and conditions of this Agreement and the terms and conditions of Company's 2000 Long Term Stock Incentive Plan ("Stock Incentive Plan"), Employee will receive on the date of the IPO an option to purchase 20,000 shares of common stock of the Company at a per share exercise price equal to the per share offering price in the IPO. Such option shall vest and become exercisable in three installments as follows: one-third on the first anniversary of the date of this Agreement, one-third on the second anniversary of the date of this Agreement, and the remaining one-third on the third anniversary of the date of this Agreement. Employee must exercise each option within ten
                  (10) years from the date of this Agreement or the option will lapse. Employee shall be eligible to receive additional option grants under the Stock Incentive Plan beginning in 2001.

         2.3 Transfer of Shares. No shares may be sold, assigned, pledged, transferred or otherwise alienated (each, "Transferred") except in accordance with and pursuant to the terms and conditions of this Agreement, including without limitation
                  Section 3.4 of this Agreement.

         2.4 Restrictions on Transfer. Any Transfer or attempted Transfer by Employee in violation of this Agreement shall be null and void and of no force or effect whatever. Any purported transferee shall not be deemed to be a shareholder of Company and shall not be entitled to receive a new certificate or any distributions on or with respect to the shares owned by Employee. Employee hereby acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of Company's purposes and the relationship of Employee with Company. Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable. Employee hereby further agrees to hold Company and each other shareholder (each shareholder's successors and assigns) wholly and completely harmless from any cost, liability or damage (including, without limitation, liabilities for income taxes and costs of enforcing this indemnity) incurred by any of such indemnified persons as a result of a Transfer or attempted Transfer in violation of this Agreement.

         2.5 Legend. In addition to other legends required under applicable securities laws, the shares which are subject to this Agreement shall contain the following legend:

                          "The shares represented by this certificate may not be sold or otherwise transferred except pursuant to the Employment and Stock Ownership Agreement, dated October 2, 2000, by and between the shareholder to whom this certificate was issued, the shareholder's spouse and Energy Partners, Ltd., a copy of which is on file in the office of the corporate Secretary of the Company."
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                  All shares of common stock hereafter issued to Employee or to
                  Employee's beneficiaries, heirs, successors in interest, representatives or assigns with respect to any shares subject to this Agreement, whether by stock split, stock dividend or otherwise, shall bear the same endorsement and be subject to all the terms and conditions hereof.

         2.6 Shareholder Rights Upon Judgment of Separation or Divorce. In the event of a judgment of separation or divorce involving Employee in which all or any portion of Employee's shares are transferred to Employee's spouse/ex-spouse, Employee shall have sixty (60) days from the date of such transfer to purchase said shares from the spouse/ex-spouse. If the Shares are owned as community property or in joint ownership, Employee's spouse shall execute this Agreement in acknowledgment and agreement to such sale of shares. The spouse, by executing this Agreement, shall also acknowledge and agree that following such sale of their shares, the spouse will have no further interest whatsoever in this Agreement or any claims under it. This provision shall be inapplicable if any Employee's spouse/ex-spouse is also an employee of the Company and holds shares in his own name.

         2.7 Interests of Employee Spouse Upon Death. By executing this Agreement, the spouse of Employee agrees to execute within sixty (60) days hereof, a valid last will and testament containing a legacy to Employee consisting of all interests in the shares that Employee owns jointly or through a community property regime. The last will and testament shall also contain a provision that should such disposition impinge upon the legitime of the spouse's forced heirs, that Employee shall have the right within six (6) months of the spouse's death to purchase such shares.

         2.8 Employee's For Cause Termination. Company may terminate Employee's employment and all of the Company's obligations under this Agreement at any time for Cause as defined in
                  Section 1.1 above upon written notice. If Employee is terminated for Cause, all stock received pursuant to Section
                  2.1 and vested as set forth in Section 2.1 or Section 2.11 shall be the property of Employee, but any stock that has not vested as set forth in Section 2.1 or Section 2.11 on the termination date for Cause will be forfeited. Similarly, if Employee is terminated for Cause, all options described in
                  Section 2.2 which have vested as set forth in Section 2.2 or
                  2.11 prior to termination for Cause shall be the property of and exercisable by Employee for a 30 day period following termination, but any option rights which have not vested prior to termination for Cause will be forfeited.

         2.9 Employee's Termination Upon Death or Disability. Employee's employment and Company's obligations under this Agreement shall terminate automatically, effective immediately and without any notice, upon Employee's death or a determination of Disability of Employee. For purposes of this Agreement, "Disability" means the inability of Employee, due to a physical or mental impairment, for 90 days (whether or not consecutive) during any period of 360 days to perform the duties and functions contemplated by this Agreement. A determination of Disability shall be made by the Board of
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                  Directors in consultation with a physician satisfactory to
                  Company, and Employee shall cooperate with the efforts to make such determination. Any such determination shall be conclusive and binding on the parties. Any determination of Disability under this Section 2.9 is not intended to alter any benefits any party may be entitled to receive under any long-term disability insurance policy maintained by either Company or Employee with respect to Employee, which benefits shall be governed solely by the terms of any such insurance policy. If Employee is terminated due to death or disability, as defined above, (i) all stock which has vested prior to termination shall be the property of Employee and any stock which has not vested prior to termination will be forfeited, and (ii) all stock options will be governed by the terms of the Stock Incentive Plan and all vested stock options will remain exercisable for 36 months following the date of death or disability.

         2.10 Employee's Termination Without Cause. Company may terminate Employee's employment and all of Company's obligations under this Agreement without Cause at any time by ninety (90) days written notice to Employee. If Employee is terminated without Cause, all stock, options, bonuses and other incentive awards granted to Employee pursuant to this Agreement or otherwise
                  (i) which have not vested prior to such termination and (ii) as to which there are no conditions for vesting other than continued employment with Company, shall upon such notice of termination become fully vested, shall (in the case of options) become fully exercisable and (in the case of all such stock, options, bonuses and other incentive awards) all restrictions shall lapse. In such event, all such options shall remain exercisable for the remainder of their term.

         2.11 Change of Control. If a Change of Control (as defined in the Stock Incentive Plan) occurs, all stock, options, bonuses and other incentive awards granted to Employee pursuant to this Agreement or otherwise (i) which have not vested prior to such Change of Control and (ii) as to which there are no conditions for vesting other than continued employment with Company, shall upon such Change of Control become fully vested, shall (in the case of options) become fully exercisable and (in the case of all such stock, options, bonuses and other incentive awards) all restrictions shall lapse. In such event, all such options shall remain exercisable for the remainder of their term.

         2.12 Voluntary Termination by Employee. If Employee voluntarily terminates her employment with Company, all of Company's obligations under this Agreement shall terminate. If Employee voluntarily terminates her employment with Company, all stock vested as set forth in Section 2.1 or Section 2.11 shall be the property of Employee, but any stock that has not vested as set forth in Section 2.1 or Section 2.11 on the termination date shall be forfeited. Similarly, if Employee voluntarily terminates her employment with Company, all options described in Section 2.2 which have vested as set forth in Section 2.2 or 2.11 prior to termination shall be the property of and exercisable by Employee for a 30 day period following termination, but any options which have not vested will be forfeited.
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3.0      MISCELLANEOUS.

         3.1 Entire Agreement. Employee acknowledges that she has concurrently executed the Registration Rights Agreement (as set forth on Exhibit A attached hereto). Without limiting the generality of the foregoing, this Agreement embodies the entire agreement between the parties hereto regarding the subject matter hereof, and shall supersede any and all prior agreements whether written or oral relating to employment and/or shares of Company owned by Employee, and shall be binding upon Employee and Employee's heirs, legatees, legal representatives, successors, donees, transferees and assigns, and Employee does hereby authorize and obligate Employee's executors, heirs and legatees to comply with the terms of this Agreement. The parties shall not be bound by or be liable for any statement, representation, promise, inducement or understanding of any kind or nature regarding the subject matter hereof which is not set forth herein. No changes, amendments or modifications of any of the terms or conditions of this document shall be valid unless reduced to writing and signed by all parties hereto, Company being represented by its President or his designee.

         3.2 Registration Rights Agreement. The Registration Rights Agreement is hereby acknowledged and accepted as binding upon Employee and Company as though employee was an original signatory of such agreement.

         3.3 Compliance with Applicable Law. The completion of any transfer or sale of any shares of Company's capital stock (or any rights to acquire such shares or securities convertible into, or exchangeable for, such shares) by Employee shall be subject to compliance with any applicable statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, award, governmental approval, concession, grant, franchise, license, agreements, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any governmental authority (collectively, "Applicable Law"). Company and Employee shall cooperate with each other and shall take all such action, including without limitation obtaining all governmental approvals required to comply with Applicable Law in connection with the sale or transfer of any shares of capital stock of Company (or any rights to acquire such shares or securities convertible into, or exchangeable for, such shares). Company, Employee and each of the other shareholders of Company shall bear their own costs and expenses in connection with obtaining any such governmental approvals.

         3.4 Restrictions on Transfer. Employee agrees that any shares of Company's Common Stock held by Employee shall be subject to the transfer restrictions set forth in Section 2.1(c) of the Stockholder Agreement dated as of November 17, 1999 as amended by the First Amendment thereto (as set forth in Exhibit B attached hereto) and as the same may hereafter be amended in accordance with the terms of said Stockholder Agreement, to the same extent as if Employee were a Management Shareholder within the meaning of said Stockholder Agreement and as if all such shares were owned on the date of the
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                  First Amendment; provided, however, that this Section 3.4
                  shall cease to apply in the event said Stockholder Agreement is no longer in effect.

         3.5 Severability. If any provision of this Agreement shall be declared unlawful or incapable of execution, such facts shall in no way affect the validity of any other portion hereof which can be given reasonable effect without the provision declared invalid or incapable of execution; nor shall such fact operate to nullify or rescind this Agreement, but shall only serve to render ineffective the provisions declared invalid of the remainder, or the intent of the Agreement as a whole.

         3.6 Applicable Law. This document shall be construed for all purposes as a Louisiana document and shall be interpreted and enforced in accordance with the laws of the State of Louisiana; provided however, that the non-compete provisions set forth in Subparagraph 1.5 hereof shall governed by the law of the state where the alleged competition occurs, whether in Louisiana or some other state.

         3.7 Number and Gender. As used herein, the singular shall include the plural and vice versa and words used in one gender shall include all others as appropriate.

         3.8 Additional Documents. The parties hereto agree to execute whatever documents or instruments and to perform whatever acts may be reasonably required to fulfill the requirements and/or intents hereof.

         3.9 Legal Assistance. The parties hereto have each consulted with legal counsel or have had the opportunity to consult with legal counsel regarding the terms and conditions of this Agreement.

         3.10 Initial Public Offering. The parties agree that they will re-negotiate the terms of this Agreement in good faith if Company's initial public offering has not been consummated by May 1, 2001.

         IN WITNESS WHEREOF, the parties hereto have set forth their hand and seal on the day, month and year first above written in multiple originals, each of which shall have the same force and effect as if it were the sole original.

WITNESSES:                             ENERGY PARTNERS, LTD.


/s/ WITNESS                            By: /s/ RICHARD A. BACHMANN
                                           Richard A. Bachmann
/s/ WITNESS                                President and Chief Executive Officer


                                           /s/ MAUREEN O'CONNOR SULLIVAN
                                           Maureen O'Connor Sullivan